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KIRKPATRICK & LOCKHART LLP                      1800 Massachusetts Avenue, NW
                                                Second Floor
                                                Washington, DC 20036-1800
                                                202.778.9000
                                                www.kl.com


THEODORE L. PRESS
Tel: 202.778.9025
Fax: 202.778.9100
tpress@kl.com


                               September 21, 2001


Global Utility Fund, Inc.
Prudential Sector Funds, Inc.
Gateway Center Three
100 Mulberry Street
Newark, New Jersey 07102-4077

         Re: Reorganization to Combine a Maryland Corporation and a Series of a Maryland Corporation

Ladies and Gentleman:

         Global Utility Fund, Inc., a Maryland corporation ("Target"), and Prudential Sector Funds, Inc., a Maryland corporation ("Corporation"), on behalf of Prudential Utility Fund, a segregated portfolio of assets ("series") thereof ("Acquiring Fund"), have requested our opinion as to certain federal income tax consequences of the proposed acquisition of Target by Acquiring Fund pursuant to an Agreement and Plan of Reorganization and Liquidation between them dated as of September 19, 2001 ("Plan").(1) Specifically, each Investment Company has requested our opinion --

                  (1) that Acquiring Fund's acquisition of Target's assets in exchange solely for voting shares of common stock of Acquiring Fund ("Acquiring Fund Shares") and Acquiring Fund's assumption of Target's liabilities, followed by Target's distribution of those shares PRO RATA to its shareholders of record determined as of the Effective Time (as herein defined) ("Shareholders")


(1) Target and Acquiring Fund are sometimes referred to herein individually as a "Fund" and collectively as the "Funds," and Target and Corporation are sometimes referred to herein individually as an "Investment Company" and collectively as the "Investment Companies."

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         constructively in exchange for their shares of common stock of Target
         ("Target Shares") (such transactions sometimes being referred to herein collectively as the "Reorganization"), will qualify as a reorganization within the meaning of section 368(a)(1)(C),(2) and each Fund will be "a party to a reorganization" within the meaning of section 368(b);

                  (2) that neither the Funds nor the Shareholders will recognize gain or loss on the Reorganization; and

                  (3) regarding the basis and holding period after the Reorganization of the transferred assets and the Acquiring Fund Shares issued pursuant thereto.

         In rendering this opinion, we have examined (1) the Plan, (2) the Proxy Statement and Prospectus dated July 19, 2001, that was furnished in connection with the solicitation of proxies by Target's board of directors for use at a special meeting of its shareholders held on September 13, 2001 ("Proxy Statement"), and (3) other documents we have deemed necessary or appropriate for the purposes hereof. As to various matters of fact material to this opinion, we have relied, exclusively and without independent verification, on statements of responsible officers of each Investment Company and the representations described below and made in the Plan (as contemplated in paragraph 8.6 thereof) or in letters from the Investment Companies dated September 20, 2001 (collectively, "Representations").

                                      FACTS

         Corporation is a Maryland corporation, and Acquiring Fund is a series thereof. Target also is a Maryland corporation. Each Investment Company is registered with the Securities and Exchange Commission as an open-end management investment company under the Investment Company Act of 1940, as amended ("1940 Act").

         The Target Shares are divided into four classes, designated Class A, Class B, Class C, and Class Z shares ("Class A Target Shares," "Class B Target Shares," "Class C Target Shares," and "Class Z Target Shares," respectively). The Acquiring Fund Shares also are divided into four classes, also designated Class A, Class B, Class C, and Class Z shares ("Class A Acquiring Fund Shares," "Class B Acquiring Fund Shares," "Class C

---------------

(2) All "section" references are to the Internal Revenue Code of 1986, as amended ("Code"), unless otherwise noted, and all "Treas. Reg. Section" references are to the regulations under the Code ("Regulations").

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Acquiring Fund Shares," and "Class Z Acquiring Fund Shares," respectively). Each class of Acquiring Fund Shares is substantially similar to the identically designated class of Target Shares.

         The Reorganization will occur on or about the date hereof. All acts taking place at the closing of the Reorganization will be deemed to take place simultaneously as of the close of business on the date thereof ("Closing Date") unless otherwise provided ("Effective Time").

         The Funds' investment objectives, policies, and restrictions (which are described in the Proxy Statement) are similar, the principal difference being that Target invests primarily in income-producing securities, while Acquiring Fund invests in both income-producing securities and securities that are believed to have the potential for capital appreciation. All of Target's investments as of the date of the Proxy Statement were permissible investments for Acquiring Fund, which is not expected to revise its investment policies as a result of the Reorganization or to significantly change its general investment approach.

         For the reasons, and after consideration of the factors, described in the Proxy Statement, each Investment Company's board of directors approved the Plan, subject to approval of Target's shareholders. In doing so, each board -- including a majority of its members who are not "interested persons" (as that term is defined in the 1940 Act) of either Investment Company or Prudential Investments Fund Management, LLC, each Fund's investment manager -- determined that (1) the Reorganization is in its Fund's best interests and (2) the interests of its Fund's shareholders will not be diluted as a result of the Reorganization.

         The Plan, which specifies that the Investment Companies intend it to be, and adopt it as, a "plan of reorganization" within the meaning of the Regulations, provides in relevant part for the following:

                  (1) Acquiring Fund's acquisition of all of Target's assets, including all cash, cash equivalents, securities, receivables (including interest and dividends receivable), and other property of any kind owned by Target and any deferred or prepaid expenses shown as assets on Target's books on the Closing Date (collectively "Assets"), in exchange solely for the following:

                           (a) the number of shares of each class of Acquiring
                  Fund Shares determined by dividing the net value of Target allocable to its Class A, Class B, Class C, and Class Z shares (computed as set forth in paragraph 2.1 of the Plan) by the net asset value of a Class A


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                  Acquiring Fund Share, Class B Acquiring Fund Share, Class C
                  Acquiring Fund Share, and Class Z Acquiring Fund Share, respectively (rounded to the third decimal place) (computed as set forth in paragraph 2.2 of the Plan), and

                           (b) Acquiring Fund's assumption of all of Target's
                  debts, liabilities, obligations, and duties of whatever kind or nature, whether absolute, accrued, contingent, or otherwise, whether or not determinable as of the Closing Date, and whether or not specifically referred to in the Plan (collectively "Liabilities"),

                  (2) The constructive distribution of those Acquiring Fund Shares to the Shareholders, by opening accounts on Acquiring Fund's books in the Shareholders' names and crediting each Shareholder's account with the respective PRO RATA number of full and fractional (rounded to the third decimal place) Acquiring Fund Shares due that Shareholder, by class (whereupon all outstanding Target Shares, including those represented by certificates, simultaneously will be canceled on Target's share transfer books), and

                  (3) Target's liquidation within twelve months following the Closing Date.


                                 REPRESENTATIONS

         TARGET has represented and warranted to us as follows:

                  (1) Target is a corporation duly organized, validly existing, and in good standing under the laws of the State of Maryland; it is an open-end management investment company duly registered under the 1940 Act; and that registration is in full force and effect;

                  (2) Target has met the requirements of Subchapter M of the Code for qualification and treatment as a regulated investment company ("RIC") for each past taxable year since it commenced operations and will meet those requirements for the current taxable year; and Target has no earnings and profits accumulated in any taxable year in which the provisions of Subchapter M did not apply to it;

                  (3) Target incurred the Liabilities in the ordinary course of its business;

                  (4) Target is not under the jurisdiction of a court in a "title 11 or similar case" (within the meaning of section 368(a)(3)(A));


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                  (5) Not more than 25% of the value of Target's total assets
         (excluding cash, cash items, and U.S. government securities) is invested in the stock and securities of any one issuer, and not more than 50% of the value of such assets is invested in the stock and securities of five or fewer issuers;

                  (6) During the five-year period ending at the Effective Time,
         (a) neither Target nor any person "related" (within the meaning of Treas. Reg. Section 1.368-1(e)(3)) to Target will have acquired Target Shares with consideration other than Acquiring Fund Shares or Target Shares, except for shares redeemed in the ordinary course of Target's business as an open-end investment company as required by section 22(e) of the 1940 Act, and (b) no distributions will have been made with respect to Target Shares (other than normal, regular dividend distributions made pursuant to Target's historic dividend-paying practice), either directly or through any transaction, agreement, or arrangement with any other person, except for dividends qualifying for the deduction for dividends paid (as defined in section 561) referred to in sections 852(a)(1) and 4982(c)(1)(A)); and

                  (7) Its management (a) is unaware of any plan or intention of Shareholders to redeem, sell, or otherwise dispose of (i) any portion of their Target Shares before the Reorganization to any person "related" (within the meaning of Treas. Reg. Section 1.368-1(e)(3)) to either Fund or (ii) any portion of the Acquiring Fund Shares they receive in the Reorganization to any person related (within such meaning) to Acquiring Fund, (b) does not anticipate dispositions of those Acquiring Fund Shares at the time of or soon after the Reorganization to exceed the usual rate and frequency of dispositions of shares of Target as an open-end investment company, (c) expects that the percentage of Shareholder interests, if any, that will be disposed of as a result of or at the time of the Reorganization will be DE MINIMIS, and (d) does not anticipate that there will be extraordinary redemptions of Acquiring Fund Shares immediately following the Reorganization.

         CORPORATION has represented and warranted to us as follows:

                  (1) Corporation is a corporation duly organized, validly existing, and in good standing under the laws of the State of Maryland; it is an open-end management investment company duly registered under the 1940 Act, and that registration is in full force and effect; and Acquiring Fund is a duly established and designated series thereof;

                  (2) Acquiring Fund has met the requirements of Subchapter M of the Code for qualification and treatment as a RIC for each past taxable year since it commenced operations and will meet those requirements for the current taxable year; the Assets will be invested at all times through the Effective Time in a

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         manner that ensures compliance with the foregoing; and Acquiring Fund has no earnings and profits accumulated in any taxable year in which the provisions of Subchapter M did not apply to it;

                  (3) No consideration other than Acquiring Fund Shares (and Acquiring Fund's assumption of the Liabilities) will be issued in exchange for the Assets in the Reorganization;

                  (4) Acquiring Fund has no plan or intention to issue additional Acquiring Fund Shares following the Reorganization except for shares issued in the ordinary course of its business as a series of an open-end investment company; nor is there any plan or intention for Acquiring Fund, or any person "related" (within the meaning of Treas. Reg. Section 1.368-1(e)(3)) to Acquiring Fund, to acquire -- during the five-year period beginning at the Effective Time, either directly or through any transaction, agreement, or arrangement with any other person -- with consideration other than Acquiring Fund Shares, any Acquiring Fund Shares issued to the Shareholders pursuant to the Reorganization, except for redemptions in the ordinary course of that business as required by section 22(e) of the 1940 Act;

                  (5) Following the Reorganization, Acquiring Fund (a) will continue Target's "historic business" (within the meaning of Treas. Reg. Section 1.368-1(d)(2)) and (b) will use a significant portion of Target's "historic business assets" (within the meaning of Treas. Reg.
         Section 1.368-1(d)(3)) in a business; in addition, Acquiring Fund (c) has no plan or intention to sell or otherwise dispose of any of the Assets, except for dispositions made in the ordinary course of that business and dispositions necessary to maintain its status as a RIC, and (d) expects to retain substantially all the Assets in the same form as it receives them in the Reorganization, unless and until subsequent investment circumstances suggest the desirability of change or it becomes necessary to make dispositions thereof to maintain such status;

                  (6) There is no plan or intention for Acquiring Fund to be dissolved or merged into another corporation or a business trust or any "fund" thereof (within the meaning of section 851(g)(2)) following the Reorganization;

                  (7) Immediately after the Reorganization, (a) not more than 25% of the value of Acquiring Fund's total assets (excluding cash, cash items, and U.S. government securities) will be invested in the stock and securities of any one issuer and (b) not more than 50% of the value of such assets will be invested in the stock and securities of five or fewer issuers;


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                  (8) Acquiring Fund does not directly or indirectly own, nor at the Effective Time will it directly or indirectly own, nor has it at any time during the past five years directly or indirectly owned, any shares of Target; and

                  (9) During the five-year period ending at the Effective Time, neither Acquiring Fund nor any person "related" (within the meaning of Treas. Reg. Section 1.368-1(e)(3)) to Acquiring Fund will have acquired Target Shares with consideration other than Acquiring Fund Shares.

         EACH INVESTMENT COMPANY has represented and warranted to us as follows:

                  (1) The fair market value of the Acquiring Fund Shares received by each Shareholder will be approximately equal to the fair market value of its Target Shares constructively surrendered in exchange therefor;

                  (2) The Shareholders will pay their own expenses, if any, incurred in connection with the Reorganization;

                  (3) The fair market value of the Assets on a going concern basis will equal or exceed the Liabilities to be assumed by Acquiring Fund and those to which the Assets are subject;

                  (4) There is no intercompany indebtedness between the Funds that was issued or acquired, or will be settled, at a discount;

                  (5) Pursuant to the Reorganization, Target will transfer to Acquiring Fund, and Acquiring Fund will acquire, at least 90% of the fair market value of the net assets, and at least 70% of the fair market value of the gross assets, held by Target immediately before the Reorganization. For the purposes of this representation, any amounts used by Target to pay its Reorganization expenses and to make redemptions and distributions immediately before the Reorganization (except (a) redemptions in the ordinary course of its business required by section 22(e) of the 1940 Act and (b) regular, normal dividend distributions made to conform to its policy of distributing all or substantially all of its income and gains to avoid the obligation to pay federal income tax and/or the excise tax under section 4982) will be included as assets held thereby immediately before the Reorganization;

                  (6) None of the compensation received by any Shareholder who is an employee of or service provider to Target will be separate consideration for, or allocable to, any of the Target Shares that Shareholder holds; none of the Acquiring Fund Shares any such Shareholder receives will be separate

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         consideration for, or allocable to, any employment agreement, investment advisory agreement, or other service agreement; and the consideration paid to any such Shareholder will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services;

                  (7) Immediately after the Reorganization, the Shareholders will not own shares constituting "control" (within the meaning of section 304(c)) of Acquiring Fund;

                  (8) Neither Fund will be reimbursed for any expenses incurred by it or on its behalf in connection with the Reorganization unless those expenses are solely and directly related to the Reorganization (determined in accordance with the guidelines set forth in Rev. Rul. 73-54, 1973-1 C.B. 187); and

                  (9) The aggregate value of the acquisitions, redemptions, and distributions limited by Target's Representation numbered (6) and Corporation's Representations numbered (4) and (9) will not exceed 50% of the value (without giving effect to such acquisitions, redemptions, and distributions) of the proprietary interest in Target at the Effective Time.


                                     OPINION

         Based solely on the facts set forth above, and conditioned on the Representations being true at the Effective Time and the Reorganization being consummated in accordance with the Plan, our opinion (as explained more fully in the next section of this letter) is as follows:

                  (1) Acquiring Fund's acquisition of the Assets in exchange solely for Acquiring Fund Shares and Acquiring Fund's assumption of the Liabilities, followed by Target's distribution of those shares PRO RATA to the Shareholders constructively in exchange for their Target Shares, will qualify as a "reorganization" within the meaning of section 368(a)(1)(C), and each Fund will be "a party to a reorganization" within the meaning of section 368(b);

                  (2) Target will recognize no gain or loss on the transfer of the Assets to Acquiring Fund in exchange solely for Acquiring Fund Shares and Acquiring Fund's


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         assumption of the Liabilities(3) or on the subsequent distribution of those shares to the Shareholders in constructive exchange for their Target Shares;

                  (3) Acquiring Fund will recognize no gain or loss on its receipt of the Assets in exchange solely for Acquiring Fund Shares and its assumption of the Liabilities;

                  (4) Acquiring Fund's basis in the Assets will be the same as Target's basis therein immediately before the Reorganization, and Acquiring Fund's holding period for the Assets will include Target's holding period therefor;

                  (5) A Shareholder will recognize no gain or loss on the constructive exchange of all its Target Shares solely for Acquiring Fund Shares pursuant to the Reorganization; and

                  (6) A Shareholder's aggregate basis in the Acquiring Fund Shares it receives in the Reorganization will be the same as the aggregate basis in its Target Shares it constructively surrenders in exchange for those Acquiring Fund Shares, and its holding period for those Acquiring Fund Shares will include its holding period for those Target Shares, provided the Shareholder holds them as capital assets at the Effective Time.

         Our opinion is based on, and is conditioned on the continued applicability of, the provisions of the Code and the Regulations, judicial decisions, and rulings and other pronouncements of the Internal Revenue Service ("Service") in existence on the date hereof. All the foregoing authorities are subject to change or modification that can be applied retroactively and thus also could affect our opinion; we assume no responsibility to update our opinion with respect to any such change or modification. Our opinion also is applicable only to the extent each Fund is solvent, and we express no opinion about the tax treatment of the transactions described herein if either Fund is insolvent. Our opinion is solely for the addressees' information and use (including filing a copy of this letter as an exhibit to a post-effective amendment to the registration statement on Form N-14 filed by Corporation) and may not be relied on for any purpose by any other person without our express written consent.

------------------

(3) Notwithstanding anything herein to the contrary, we express no opinion as to the effect of the Reorganization on either Fund or any Shareholder with respect to any Asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting.


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                                    ANALYSIS

I. THE REORGANIZATION WILL QUALIFY AS A C REORGANIZATION, AND EACH FUND WILL BE A PARTY TO A REORGANIZATION.

         A.       EACH FUND IS A SEPARATE CORPORATION.

         A reorganization under section 368(a)(1)(C) (a "C Reorganization") involves the acquisition by one corporation, in exchange solely for all or a part of its voting stock, of substantially all of the properties of another corporation. For a transaction to qualify under that section, therefore, both entities involved therein must be corporations (or associations taxable as corporations). Although each Investment Company is a corporation, Corporation as such is not participating in the Reorganization, but rather a separate series thereof (Acquiring Fund) is the participant. Ordinarily, a transaction involving a segregated pool of assets such as Acquiring Fund could not qualify as a reorganization, because the pool would not be a separate taxable entity that constitutes a corporation. Under section 851(g), however, Acquiring Fund is treated as a separate corporation for all purposes of the Code save the definitional requirement of section 851(a) (which is satisfied by Corporation). Accordingly, we believe that Acquiring Fund is a separate corporation, and its shares are treated as shares of corporate stock, for purposes of section 368(a)(1)(C).

         B.       TRANSFER OF "SUBSTANTIALLY ALL" OF TARGET'S PROPERTIES.

         For an acquisition to qualify as a C Reorganization, the acquiring corporation must acquire "substantially all of the properties" of the transferor corporation in exchange solely for all or part of the acquiring corporation's stock. For purposes of issuing private letter rulings, the Service considers the transfer of at least 90% of the fair market value of the transferor's net assets, and at least 70% of the fair market value of its gross assets, held immediately before the reorganization to satisfy the "substantially all" requirement. Rev. Proc. 77-37, 1977-2 C.B. 568. The Reorganization will involve such a transfer. Accordingly, we believe that the Reorganization will involve the transfer to Acquiring Fund of substantially all of Target's properties.

         C.       QUALIFYING CONSIDERATION.

         The acquiring corporation in an acquisition intended to qualify as a C Reorganization must acquire at least 80% (by fair market value) of the transferor's property solely for voting stock. Section 368(a)(2)(B)(iii). The assumption of liabilities by the acquiring corporation or its acquisition of property subject to liabilities normally is disregarded (section 368(a)(1)(C)), but the amount of any such liabilities will be treated as money paid for the transferor's property if the acquiring corporation exchanges any money or property (other than its voting stock) therefor. Section 368(a)(2)(B). Because Acquiring


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Fund will exchange only Acquiring Fund Shares, and no money or other property, for the Assets, we believe that the Reorganization will satisfy the solely-for-voting-stock requirement to qualify as a C Reorganization.

         D.       DISTRIBUTION BY TARGET.

         Section 368(a)(2)(G)(i) provides that a transaction will not qualify as a C Reorganization unless the corporation whose properties are acquired distributes the stock it receives and its other property in pursuance of the plan of reorganization. Under the Plan -- which we believe constitutes a "plan of reorganization" within the meaning of Treas. Reg. Section 1.368-2(g) -- Target will distribute all the Acquiring Fund Shares it receives to the Shareholders in constructive exchange for their Target Shares; as soon as is reasonably practicable thereafter, Target will be terminated. Accordingly, we believe that the requirements of section 368(a)(2)(G)(i) will be satisfied.

         E.       REQUIREMENTS OF CONTINUITY.

         Regulation section 1.368-1(b) sets forth two prerequisites to a valid reorganization: (1) a continuity of the business enterprise through the issuing corporation ("IC") -- defined in the Regulation as "the acquiring corporation (as that term is used in section 368(a))," with an exception not relevant here -- under the modified corporate form as described in Treas. Reg. Section 1.368-1(d) ("continuity of business enterprise") and (2) a continuity of interest as described in Treas. Reg. Section 1.368-1(e) ("continuity of interest").

                  1.       CONTINUITY OF BUSINESS ENTERPRISE.

         To satisfy the continuity of business enterprise requirement of Treas. Reg. Section 1.368-1(d)(1), IC must either (i) continue the target corporation's "historic business" ("business continuity") or (ii) use a significant portion of the target corporation's "historic business assets" in a business ("asset continuity").

         While there is no authority that deals directly with the continuity of business enterprise requirement in the context of a transaction such as the Reorganization, Rev. Rul. 87-76, 1987-2 C.B. 84, deals with a somewhat similar situation. In that ruling, P was an "investment company" (as defined in section 368(a)(2)(F)(iii)) that invested exclusively in municipal bonds. P acquired the assets of T, another such investment company, in exchange for P common stock in a transaction that was intended to qualify as a C Reorganization. Prior to the exchange, T sold its entire portfolio of corporate stocks and bonds and purchased a portfolio of municipal bonds. The Service held that this transaction did not qualify as a reorganization for the following reasons: (1) because T had sold its historic assets prior to the exchange, there was no asset continuity; and


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(2) the failure of P to engage in the business of investing in corporate stocks and bonds after the exchange caused the transaction to lack business continuity as well.

         The Funds' investment objectives, policies, and restrictions are similar. Moreover, after the Reorganization, Acquiring Fund will continue Target's "historic business" (within the meaning of Treas. Reg. Section 1.368-1(d)(2)). Accordingly, there will be business continuity.

         Acquiring Fund (a) will use a significant portion of Target's "historic business assets" (within the meaning of Treas. Reg. Section 1.368-1(d)(3)) in its business after the Reorganization, (b) has no plan or intention to sell or otherwise dispose of any of the Assets, except for dispositions made in the ordinary course of that business and dispositions necessary to maintain its status as a RIC, and (c) expects to retain substantially all the Assets in the same form as it receives them in the Reorganization, unless and until subsequent investment circumstances suggest the desirability of change or it becomes necessary to make dispositions thereof to maintain such status. Accordingly, there will be asset continuity as well.

         For all the foregoing reasons, we believe that the Reorganization will satisfy the continuity of business enterprise requirement.

                  2.       CONTINUITY OF INTEREST.

         Regulation section 1.368-1(e)(1)(i) provides that "[c]ontinuity of interest requires that in substance a substantial part of the value of the proprietary interests in the target corporation be preserved in the reorganization. A proprietary interest in the target corporation is preserved if, in a potential reorganization, it is exchanged for a proprietary interest in the issuing corporation . . . ." That section goes on to provide that
"[h]owever, a proprietary interest in the target corporation is not preserved if, in connection with the potential reorganization, . . . stock of the issuing corporation furnished in exchange for a proprietary interest in the target corporation in the potential reorganization is redeemed. All facts and circumstances must be considered in determining whether, in substance, a proprietary interest in the target corporation is preserved."

         For purposes of issuing private letter rulings, the Service considers the continuity of interest requirement satisfied if ownership in an acquiring corporation on the part of a transferor corporation's former shareholders is equal in value to at least 50% of the value of all the formerly outstanding shares of the transferor corporation.(4) Although shares of

-----------------

(4)  Rev. Proc. 77-37, SUPRA; BUT SEE Rev. Rul. 56-345, 1956-2 C.B. 206
(continuity of interest was held to exist in a reorganization of two RICs where immediately after the reorganization 26% of the


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both the target and acquiring corporations held by the target corporation's shareholders that are disposed of before or after the transaction will be considered in determining satisfaction of the 50% standard, the Service has recently issued private letter rulings that excepted from that determination "shares which are required to be redeemed at the demand of shareholders by . . . Target or Acquiring in the ordinary course of their businesses as open-end investment companies (or series thereof) pursuant to Section 22(e) of the 1940 Act." Priv. Ltr. Ruls. 9823018 (Mar. 5, 1998) and 9822053 (Mar. 3, 1998); CF.
Priv. Ltr. Rul. 199941046 (July 16, 1999) (redemption of a target RIC shareholder's shares, amounting to 42% of the RIC's value, and other "shares redeemed in the ordinary course of Target's business as an open-end investment company pursuant to section 22(e) . . ." excluded from determination of whether the target or a related person acquired its shares with consideration other than target or acquiring fund shares).(5)

         During the five-year period ending at the Effective Time, (a) neither Target nor any person related(6) to Target will have acquired Target Shares with consideration other than Acquiring Fund Shares or Target Shares, except for shares redeemed in the ordinary course of Target's business as an open-end investment company as required by section 22(e) of the 1940 Act, and
(b) no distributions will have been made with respect to any Target Shares (other than normal, regular dividend distributions made pursuant to Target's historic dividend-paying practice), either directly or through any transaction, agreement, or arrangement with any other person, except for dividends qualifying for the deduction for

-----------

shares were redeemed to allow investment in a third RIC); SEE ALSO REEF CORP. V. COMMISSIONER, 368 F.2d 125 (5th Cir. 1966), CERT. denied, 386 U.S. 1018 (1967)
(a redemption of 48% of a transferor corporation's stock was not a sufficient shift in proprietary interest to disqualify a transaction as a reorganization under section 368(a)(1)(F) ("F Reorganization"), even though only 52% of the transferor's shareholders would hold all the transferee's stock); AETNA CASUALTY AND SURETY CO. V. U.S., 568 F.2d 811, 822-23 (2d Cir. 1976) (redemption of a 38.39% minority interest did not prevent a transaction from qualifying as an F Reorganization); Rev. Rul. 61-156, 1961-2 C.B. 62 (a transaction qualified as an F Reorganization even though the transferor's shareholders acquired only 45% of the transferee's stock, while the remaining 55% of that stock was issued to new shareholders in a public underwriting immediately after the transfer).

(5) Although, under section 6110(k)(3), a private letter ruling may not be cited as precedent, tax practitioners look to such rulings as generally indicative of the Service's views on the proper interpretation of the Code and the Regulations. CF. ROWAN COMPANIES, INC. V. COMMISSIONER, 452 U.S. 247
(1981).

(6) All references in this and the next paragraph to the word "related" are to that word within the meaning of Treas. Reg. Section 1.368-1(e)(3).


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Prudential Sector Funds, Inc.
September 21, 2001
Page 14


dividends paid (as defined in section 561) referred to in sections 852(a)(1) and 4982(c)(1)(A). Nor does Acquiring Fund, or any person related thereto, have any plan or intention to acquire -- during the five-year period beginning at the Effective Time, either directly or through any transaction, agreement, or arrangement with any other person -- with consideration other than Acquiring Fund Shares, any Acquiring Fund Shares issued pursuant to the Reorganization, except for redemptions required by the 1940 Act in the ordinary course of that business. Furthermore, during the five-year period ending at the Effective Time, neither Acquiring Fund nor any person related thereto will have acquired Target Shares with consideration other than Acquiring Fund Shares. The aggregate value of the acquisitions, redemptions, and distributions limited by the foregoing will not exceed 50% of the value (without giving effect to such acquisitions, redemptions, and distributions) of the proprietary interest in Target at the Effective Time.

         There is no plan or intention of Shareholders to redeem, sell, or otherwise dispose of (1) any portion of their Target Shares before the Reorganization to any person related to either Fund or (2) any portion of the Acquiring Fund Shares to be received by them in the Reorganization to any person related to Acquiring Fund. Moreover, Corporation (a) does not anticipate dispositions of those Acquiring Fund Shares at the time of or soon after the Reorganization to exceed the usual rate and frequency of dispositions of shares of Target as an open-end investment company, (b) expects that the percentage of Shareholder interests, if any, that will be disposed of as a result of or at the time of the Reorganization will be DE MINIMIS, and (c) does not anticipate that there will be extraordinary redemptions of Acquiring Fund Shares immediately following the Reorganization.

         Although Acquiring Fund's shares will be offered for sale to the public on an ongoing basis after the Reorganization, sales of those shares will arise out of a public offering separate and unrelated to the Reorganization and not as a result thereof. SEE REEF CORP. V. COMMISSIONER, 368 F.2d at 134; Rev. Rul. 61-156, SUPRA. Similarly, although Shareholders may redeem Acquiring Fund Shares pursuant to their rights as shareholders of a series of an open-end investment company (SEE Priv. Ltr. Ruls. 9823018 and 9822053, SUPRA, and 8816064 (Jan. 28,
1988)), those redemptions will result from the exercise of those rights in the course of Acquiring Fund's business as such a series and not from the Reorganization as such.

         Accordingly, we believe that the Reorganization will satisfy the continuity of interest requirement.

         F.       BUSINESS PURPOSE.

         All reorganizations must meet the judicially imposed requirements of the "business purpose doctrine," which was established in GREGORY V. HELVERING, 293 U.S. 465 (1935), and is now set forth in Treas. Reg. Sections
1.368-1(b), -1(c), and -2(g) (the last of which


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Prudential Sector Funds, Inc.
September 21, 2001
Page 15


provides that, to qualify as a reorganization, a transaction must be "undertaken for reasons germane to the continuance of the business of a corporation a party to the reorganization"). Under that doctrine, a transaction must have a BONA FIDE business purpose (and not a purpose to avoid federal income tax) to qualify as a valid reorganization. The substantial business purposes of the Reorganization are described in the Proxy Statement. Accordingly, we believe that the Reorganization is being undertaken for BONA FIDE business purposes (and not a purpose to avoid federal income tax) and therefore meets the requirements of the business purpose doctrine.

         G.       SATISFACTION OF SECTION 368(A)(2)(F).

         Under section 368(a)(2)(F), if two or more parties to a transaction described in section 368(a)(1) (with an exception not relevant here) are "investment companies" immediately before the transaction, then the transaction shall not be considered a reorganization with respect to any such investment company and its shareholders. But that section does not apply to a participating investment company if, among other things, it is a RIC or --

         (1) not more than 25% of the value of its total assets is invested in the stock and securities of any one issuer and

         (2) not more than 50% of the value of its total assets is invested in the stock and securities of five or fewer issuers.

In determining total assets for these purposes, cash and cash items (including receivables) and U.S. government securities are excluded. Section 368(a)(2)(F)(iv). Each Fund will meet the requirements to qualify for treatment as a RIC for its respective current taxable year and will satisfy the foregoing percentage tests. Accordingly, we believe that section 368(a)(2)(F) will not cause the Reorganization to fail to qualify as a C Reorganization with respect to either Fund.

         For all the foregoing reasons, we believe that the Reorganization will qualify as a C Reorganization.

         H.       EACH FUND WILL BE A PARTY TO A REORGANIZATION.

         Section 368(b)(2) provides, in pertinent part, that in the case of a reorganization involving the acquisition by one corporation of properties of another -- and Treas. Reg. Section 1.368-2(f) further provides that if one corporation transfers substantially all its properties to a second corporation in exchange for all or a part of the latter's voting stock (I.E., a C Reorganization) -- the term "a party to a reorganization" includes each corporation. Pursuant to the Reorganization, Target is transferring all its properties to Acquiring Fund in


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Global Utility Fund, Inc.
Prudential Sector Funds, Inc.
September 21, 2001
Page 16


exchange for Acquiring Fund Shares. Accordingly, we believe that each Fund will be "a party to a reorganization."


II.      TARGET WILL RECOGNIZE NO GAIN OR LOSS.

         Under sections 361(a) and (c), no gain or loss shall be recognized to a corporation that is a party to a reorganization if, pursuant to the plan of reorganization, (1) it exchanges property solely for stock or securities in another corporate party to the reorganization and (2) distributes that stock or securities to its shareholders. (Such a distribution is required by section 368(a)(2)(G)(i) for a reorganization to qualify as a C Reorganization.) Section 361(c)(4) provides that sections 311 and 336 (which require recognition of gain on certain distributions of appreciated property) shall not apply to such a distribution.

         Section 357(a) provides in pertinent part that, except as provided in section 357(b), if a taxpayer receives property that would be permitted to be received under section 361 without recognition of gain if it were the sole consideration and, as part of the consideration, another party to the exchange assumes a liability of the taxpayer or acquires from the taxpayer property subject to a liability, then that assumption or acquisition shall not be treated as money or other property and shall not prevent the exchange from being within section 361. Section 357(b) applies where the principal purpose of the assumption or acquisition was a tax avoidance purpose or not a BONA FIDE business purpose.

         As noted above, it is our opinion that the Reorganization will qualify as a C Reorganization, each Fund will be a party to a reorganization, and the Plan constitutes a plan of reorganization. Target will exchange the Assets solely for Acquiring Fund Shares and Acquiring Fund's assumption of the Liabilities and then will be liquidated pursuant to the Plan, distributing those shares to the Shareholders in constructive exchange for their Target Shares. As also noted above, it is our opinion that the Reorganization is being undertaken for BONA FIDE business purposes (and not a purpose to avoid federal income tax); we also do not believe that the principal purpose of Acquiring Fund's assumption of the Liabilities is avoidance of federal income tax on the proposed transaction. Accordingly, we believe that Target will recognize no gain or loss on the Reorganization.(7)

-----------

(7)  See footnote 3.


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Global Utility Fund, Inc.
Prudential Sector Funds, Inc.
September 21, 2001
Page 17


III.     ACQUIRING FUND WILL RECOGNIZE NO GAIN OR LOSS.

         Section 1032(a) provides that no gain or loss shall be recognized to a corporation on the receipt of money or other property in exchange for its stock. Acquiring Fund will issue Acquiring Fund Shares to Target in exchange for the Assets, which consist of money and securities. Accordingly, we believe that Acquiring Fund will recognize no gain or loss on the Reorganization.


IV. ACQUIRING FUND'S BASIS IN THE ASSETS WILL BE A CARRYOVER BASIS, AND ITS HOLDING PERIOD WILL INCLUDE TARGET'S HOLDING PERIOD.

         Section 362(b) provides, in pertinent part, that the basis of property acquired by a corporation in connection with a reorganization to which section 368 applies shall be the same as it would be in the hands of the transferor, increased by the amount of gain recognized to the transferor on the transfer (a "carryover basis"). As noted above, it is our opinion that the Reorganization will qualify as such a reorganization and that Target will recognize no gain on the Reorganization. Accordingly, we believe that Acquiring Fund's basis in the Assets will be the same as Target's basis therein immediately before the Reorganization.

         Section 1223(2) provides in general that the period for which a taxpayer has held acquired property that has a carryover basis shall include the period for which the transferor held the property. As noted above, it is our opinion that Acquiring Fund's basis in the Assets will be a carryover basis. Accordingly, we believe that Acquiring Fund's holding period for the Assets will include Target's holding period therefor.


V.       A SHAREHOLDER WILL RECOGNIZE NO GAIN OR LOSS.

         Under section 354(a)(1), no gain or loss shall be recognized if stock in a corporation that is a party to a reorganization is exchanged pursuant to a plan of reorganization solely for stock in that corporation or another corporate party to the reorganization. Pursuant to the Plan, the Shareholders will receive solely Acquiring Fund Shares for their Target Shares. As noted above, it is our opinion that the Reorganization will qualify as a C Reorganization, each Fund will be a party to a reorganization, and the Plan constitutes a plan of reorganization. Although section 354(a)(1) requires that the transferor corporation's shareholders exchange their shares therein for shares of the acquiring corporation, the courts and the Service have recognized that the Code does not require taxpayers to perform useless gestures to come within the statutory provisions. SEE, E.G., EASTERN COLOR PRINTING CO., 63 T.C. 27, 36
(1974); DAVANT V. COMMISSIONER, 366 F.2d 874 (5th Cir. 1966). Therefore, although Shareholders whose Target Shares are not certificated will not actually surrender Target Share certificates in


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Global Utility Fund, Inc.
Prudential Sector Funds, Inc.
September 21, 2001
Page 18


exchange for Acquiring Fund Shares, their Target Shares will be treated as having been exchanged for Acquiring Fund Shares. SEE Rev. Rul. 81-3, 1981-1 C.B. 125; Rev. Rul. 79-257, 1979-2 C.B. 136. Accordingly, we believe that a Shareholder will recognize no gain or loss on the constructive exchange of all its Target Shares solely for Acquiring Fund Shares pursuant to the Reorganization.

VI. A SHAREHOLDER'S BASIS IN ACQUIRING FUND SHARES WILL BE A SUBSTITUTED BASIS, AND ITS HOLDING PERIOD THEREFOR WILL INCLUDE ITS HOLDING PERIOD FOR ITS TARGET SHARES.

         Section 358(a)(1) provides, in pertinent part, that in the case of an exchange to which section 354 applies, the basis of the property permitted to be received thereunder without the recognition of gain or loss shall be the same as the basis of the property exchanged therefor, decreased by, among other things, the fair market value of any other property and the amount of any money received in the exchange and increased by the amount of any gain recognized on the exchange by the shareholder (a "substituted basis"). As noted above, it is our opinion that the Reorganization will qualify as a C Reorganization and, under section 354, a Shareholder will recognize no gain or loss on the constructive exchange of all its Target Shares solely for Acquiring Fund Shares in the Reorganization. No property will be distributed to the Shareholders other than Acquiring Fund Shares, and no money will be distributed to them pursuant to the Reorganization. Accordingly, we believe that a Shareholder's basis in the Acquiring Fund Shares it receives in the Reorganization will be the same as the basis in its Target Shares it constructively surrenders in exchange for those Acquiring Fund Shares.

         Section 1223(1) provides in general that the period for which a taxpayer has held property received in an exchange that has a substituted basis shall include the period for which the taxpayer held the property exchanged therefor if the latter property was a capital asset (as defined in section 1221) in the taxpayer's hands at the time of the exchange. SEE Treas. Reg. Section 1.1223-1(a). As noted above, it is our opinion that a Shareholder will have a substituted basis for the Acquiring Fund Shares it receives in the Reorganization. Accordingly, we believe that a Shareholder's holding period for the Acquiring Fund Shares it receives in the Reorganization will include its holding period for the Target Shares it constructively surrenders in exchange for those Acquiring Fund Shares, provided the Shareholder holds them as capital assets at the Effective Time.

                                     Very truly yours,

                                     KIRKPATRICK & LOCKHART LLP



                                     By:  /s/ Theodore L. Press
                                          ------------------------------
                                              Theodore L. Press